Exhibit 77D
For period ending June 30, 2002

File number 811-6637

Investment Policy Changes

Pursuant to unanimous written consent of the Board of Trustees, effective June 28, 2002, UBS Global Allocation
Fund (formerly, UBS Global Balanced Fund), adopted a policy that, under normal circumstances, the Fund will allocate its assets between fixed income securities and equity securities.

At its meeting on March 18, 2002, the Board of Trustees approved modifications to certain Fund's investment policies, as indicated below, to comply with Rule 35d-1 under the Investment Company Act of 1940, as amended (the "Rule").
The Rule generally requires a fund with a name suggesting that it focuses on a particular type of investment to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in the type of investment suggested by its name. The investment policy changes became effective on April 8, 2002.

Each Fund's new 80% policy has been adopted as a "non-fundamental" investment policy. This means that this investment policy may be changed by the Board of Trustees without shareholder approval. However, each Fund has also adopted a policy to provide its shareholders with at least
60 days' prior written notice of any change to its 80% investment policy. The Fund will interpret these new policies as if the following phrase appeared immediately after the words "net assets": (plus the amount of any borrowing for investment purposes)." If, subsequent to an investment, a Fund's 80% policy is no longer met
(e.g., a fund receives a very large influx of cash to invest from new shareholders), then under normal circumstances, the Fund's future investments would be made in a manner that would bring the Fund's investments back in line with the 80% threshold.

* UBS U.S. Bond Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. fixed income securities.
* UBS U.S. Balanced Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. securities.
* UBS U.S. Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. equity securities. Such investments may include dividend-paying securities.
* UBS U.S. Value Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. equity securities. Such investments may include dividend-paying securities.
* UBS U.S. Large Cap Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. large capitalization companies. Large capitalization companies are those with a market capitalization of $6 billion or greater at the time of purchase.
* UBS U.S. Large Cap Growth Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. large capitalization companies. Large capitalization companies are those with a market capitalization of $6 billion or greater at the time of purchase.
* UBS U.S. Small Cap Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. small capitalization companies. Small capitalization companies are those with a market capitalization of $2 billion or less at the time of purchase.
* UBS U.S. Small Cap Growth Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. small capitalization companies. Small capitalization companies are those with a market capitalization of $2 billion or less at the time of purchase.
* UBS U.S. Real Estate Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in real estate equity securities of U.S. issuers which may include real estate investment trusts (REITs).
* UBS Global Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities. Investments in equity securities may include common stock and preferred stock of U.S. and foreign issuers.
* UBS Global Technology Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in securities issued by technology companies.
* UBS Global Biotech Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in securities issued by biotechnology companies.
* UBS Global Bond Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in fixed income securities.
* UBS International Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities. Investments in equity securities may include common stock and preferred stock of issuers located throughout the world.
* UBS Emerging Markets Debt Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in debt securities that are tied economically to emerging market countries. Such investments may include debt securities issued by governments, government-related entities (including participation in loans between governments and financial institutions), corporations and entities organized to restructure outstanding debt of issuers in emerging markets.
* UBS Emerging Markets Equity Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities that are tied economically to emerging market countries.
Securities tied economically to emerging market countries include securities on which the return is derived from issuers in emerging market countries, such as equity swap contracts and equity swap index contracts. Up to 20% of the Fund's net assets may be invested in higher-yielding, lower-rated fixed income securities.